EXHIBIT 99.2

For Immediate Release

For more information: Susan Hoff
IRO & SVP Corp. Communications
   (952) 947-2443
susan.hoff@bestbuy.com
Or
Jennifer Driscoll
Director of Investor Relations
(952) 947-2350
jennifer.driscoll@bestbuy.com

Best Buy To Sell $300 Million In Convertible Debentures

Bonds convert at $86.87 per share

MINNEAPOLIS, June 22, 2001 -- Best Buy Co., Inc. (NYSE: BBY) today announced that it will sell, pursuant to a private offering, approximately $300 million in convertible debentures. The initial purchasers of the securities will have a 13-day option to purchase up to an additional $45 million in debentures to cover over-allotments.

            The debentures mature in 20 years and would not be callable until June 2004. In addition, the purchasers would be able to require the Company to repurchase the debt on certain occasions. The debentures would be convertible into shares of Best Buy common stock at a conversion price of $86.87 per share (a 37-percent premium over the June 21 closing price of $63.41 on the New York Stock Exchange) if the closing price of the Company’s common stock exceeds $104.24 for a specified period of time, or otherwise upon the occurrence of certain events.

            The debentures have a total yield to maturity of 2.75 percent, with an initial accretion rate of 1.75 percent. The debentures would have an accreted value at maturity of at least $1,000 per debenture (and more if there were to be an increase in the accretion rate). The debentures also would pay semiannual cash interest at the rate of 1.00 percent per annum on the original issue price.

            The Company said that the proceeds from the offering are expected to be used for general corporate purposes.

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Best Buy Debentures Offering, June 22, 2001 / 2 2 2

            “The proceeds replenish the liquidity that was used to purchase Musicland and Magnolia Hi-Fi as well as to refinance higher-interest rate bonds that were retired in March and May of this year,” said Darren R. Jackson, Senior Vice President – Finance, Treasurer and Chief Financial Officer of Best Buy. “The financing vehicle we’ve chosen takes advantage of favorable market conditions. We expect this financing to be accretive to earnings and to increase our Economic Value Added, or EVA. It also adds to our strong financial position, which gives us more flexibility in uncertain economic times.”

            This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities being offered and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

            Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

            Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,700 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

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